Exhibit 99.1
FOR IMMEDIATE RELEASE
Contact: Steve Tanner
Executive VP, Chief Financial Officer
Real Mex Restaurants, Inc.
562-346-1202
steve.tanner@realmexrestaurants.com
Real Mex Restaurants, Inc. to Place Senior Secured Notes
Cypress, Calif. — June 9, 2009 Real Mex Restaurants, Inc. announced today that it plans to privately place $110 million of senior secured notes due 2012 (the “Notes”). The Company intends to use the net proceeds from the issuance of the Notes (i) to repay its senior secured notes due April 1, 2010, (ii) to pay certain related fees and expenses and (iii) to use the balance, if any, for general corporate purposes.
Any Notes will be sold to institutional accredited investors and/or qualified institutional buyers pursuant to the exemptions from registration provided by Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”) and/or Rule 506 of Regulation D promulgated thereunder. The Notes will not be registered under the Securities Act and may not be offered or sold in the United States without registration or an applicable exemption from the registration requirements.
Certain statements in this press release may contain forward-looking statements concerning the debt financing. These statements are based on the Company’s current expectations. The Company can give no assurance that definitive agreements will ever be executed, or if executed, that the proposed transaction will be consummated or that the Notes will actually be issued.
This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of the Notes in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state.